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                                                                     Exhibit 3.3


                                  AMENDMENT TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                           CHATTOWN.COM NETWORK, INC.
                            (Pursuant to Section 242)

         The original certificate of incorporation of the Corporation was filed with the Secretary of State of Delaware on January 6, 1993, under the name Vaxcel, Inc. This Amended Certificate of Incorporation was duly adopted by the Board of Directors on November 6, 2000, and approved by an action by written consent of the majority of stockholders in lieu of a meeting in accordance with Sec. 228(a) of the General Corporation Law of Delaware and amends the provisions of the corporation's certificate of incorporation as heretofore amended.

         Article I of the Certificate of Incorporation shall be amended to read in its entirety as follows:

                                   "ARTICLE I
                                      NAME

         The name of the corporation is eLocity Networks Corporation."

         IN WITNESS WHEREOF, this Amendment to Certificate of Incorporation has been signed by the Corporation's authorized officer, this 8th day of December, 2000.

                                       CHATTOWN.COM NETWORK, INC.


                                       By:  /s/ Thomas Clay
                                          --------------------------------------
                                            Thomas Clay, President